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                                                                    EXHIBIT 99.1


                                 [TRUSERV LOGO]

                                  PRESS RELEASE

                                                   For more information contact:
                                                   Mary Viola
                                                   TruServ Corporation
                                                   773-695-5280
                                                   mviola@truserv.com


                    TRUSERV NAMES NEW CHIEF FINANCIAL OFFICER

CHICAGO, NOV. 20, 2001 - TruServ Corporation has appointed David A. Shadduck senior vice president and chief financial officer, reporting to Pamela Forbes Lieberman, president and chief executive officer for the hardware/home center cooperative.

         Shadduck, 40, joined TruServ in June with nearly 18 years of finance experience. Prior to TruServ, he was controller of the Automotive Aftermarket division for Tenneco Automotive. Prior to Tenneco Automotive, Shadduck was group controller for the Original Equipment division of Fel-Pro Inc. (now Federal Mogul). At Fel-Pro, Shadduck held increasingly responsible positions including director of their cost reduction initiatives and assistant corporate controller. Shadduck also spent 10 years in public accounting and consulting with Arthur Andersen.

         As chief financial officer, Shadduck will direct all finance operations for TruServ, applying his expertise in the areas of strategic and operational planning, capital markets, forecasting, analysis, expense control and capital spending.

         "Dave is a highly qualified professional who brings a rigorous approach to the finance discipline," said Lieberman. "He's made significant contributions at some of the most successful companies in America and he understands our industry and the dynamics of what drives profitability."

         A resident of Mount Prospect, Ill., Shadduck holds a bachelor's degree in Accounting from the University of Iowa. He received his CPA in 1983.

         TruServ, headquartered in Chicago, is a member-owned cooperative supporting annual retail sales of more than $12 billion. The TruServ cooperative includes more than 7,300 independent retailers worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.


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